EXHIBIT 99.1

AVX Corporation Announces Preliminary Second Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) – October 23, 2009-- AVX Corporation (NYSE:  AVX) AVX today reported preliminary results for the second quarter ended September 30, 2009.

Highlights:

•	Revenue for the September 2009 quarter increased 6.3% from the previous quarter to $310.5 million.

•	Gross Profit margin excluding special charges reached its highest level since the fourth quarter of fiscal 2001, improving to 21.0% in the current quarter.

•	Non-GAAP net income of $32.5 million, or $0.19 per share, for the September 2009 quarter.

•	Dividends of $6.8 million, or $0.04 per share, were paid during the current quarter.

•	Cash and investments in securities increased to $864.0 million with no debt at September 30, 2009.

For the quarter ended September 30, 2009, net sales increased sequentially over the previous quarter by $18.5 million, or 6.3%, to $310.5 million. Gross profit as a percent of sales (including special charges) improved over both the previous quarter and the same quarter last year to 20.8%. On a U.S. GAAP basis, unaudited net income (including special charges) for the quarter was $31.6 million, or $0.19 per diluted share.

Non-GAAP net income (excluding special charges) was $32.5 million, or $0.19 per diluted share, for the quarter ended September 30, 2009. Non-GAAP gross profit as a percent of sales (excluding special charges) improved to 21.0% this quarter.

Chief Executive Officer and President, John Gilbertson, stated, “We executed well in the second quarter, posting results that reflect sequential improvement over the previous quarter in both margins and revenue. The sale of higher value products in addition to the proactive management of our cost structure led to significant improvement in our gross profit margins during the quarter.  While we can’t predict where the macro economy will go, we are seeing more positive signs of end market growth and overall low supply chain inventories. We continue to remain optimistic about the future. Our competitive advantage and sustained financial strength provides us a solid base for future performance improvement.  The Company has worked hard to maintain a solid balance sheet and is proud of its ability to continue to pay a quarterly cash dividend.”

During the current quarter, the Company incurred $1.1 million of pre-tax restructuring charges related to global actions to realign production capabilities and reduce personnel costs.

GAAP to Non-GAAP Reconciliation (unaudited) (in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2008	2009	2008	2009
Including special charges and gains (GAAP)
Net Sales	$400,280	$310,522	$797,169	$602,562

Net income (loss)	$27,791	$31,642	$58,796	$55,922
Diluted income (loss) per share	$0.16	$0.19	$0.34	$0.33

Excluding special charges and gains (Non-GAAP)
Special charges (after-tax)
Restructuring	$2,801	$853	$3,705	$1,696
Other operating income	-	-	(2,957)	-
Available-for-Sale securities impairment	1,178	-	1,178	264
Net income	$31,770	$32,495	$60,722	$57,882
Diluted income per share	$0.19	$0.19	$0.35	$0.34

See discussion of GAAP/Non-GAAP presentation below.

Chief Financial Officer, Kurt Cummings, stated, “We posted solid financial progress in all major aspects of our business while maintaining our disciplined cost management to deliver improving gross margins. The Company’s financial position remains exceptionally strong with cash and cash equivalents and short and long-term investments in securities of $864.0 million and no debt at September 30, 2009. During the quarter, the Company paid $6.8 million of dividends to stockholders and spent $0.9 million to repurchase shares of AVX stock on the open market which are held as treasury stock.”

In order to better understand the Company’s short-term and long-term financial trends, investors may find it helpful to consider results excluding special charges and gains related to other operating income from gains on the sale of corporate assets, operations’ restructuring charges and the write down of certain available-for-sale securities due to an other-than-temporary impairment. The resulting non-GAAP financial measure provides additional information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and may be of assistance for period-over-period comparisons of such operations. Management considers the exclusion of such charges as part of its evaluation of the operating performance of the Company. Investors should consider the non-GAAP measure as a supplement to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, the non-GAAP financial measure may not be similar to non-GAAP information presented by other companies.  Detail of the Company’s non-GAAP measure is provided in the table above.

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2009	2008	2009
Net sales	$400,280	$310,522	$797,169	$602,562
Cost of sales	333,510	245,174	666,968	482,372
Restructuring charges	3,297	612	4,576	1,312
Gross profit	63,473	64,736	125,625	118,878
Selling, general & admin. expense	32,530	27,064	66,679	54,395
Restructuring charges	705	457	717	757
Other operating (income)/expense	-	-	(4,051)	-
Profit from operations	30,238	37,215	62,280	63,726
Other income	5,595	2,442	13,971	4,496
Income before income taxes	35,833	39,657	76,251	68,222
Provision for taxes	8,042	8,015	17,455	12,300
Net income	$27,791	$31,642	$58,796	$55,922

Basic income per share	$0.16	$0.19	$0.34	$0.33
Diluted income per share	$0.16	$0.19	$0.34	$0.33

Weighted average common
shares outstanding:
Basic	170,700	170,277	170,837	170,304
Diluted	170,802	170,277	171,103	170,304

Results for the three and six months ended September 30, 2008 include pre-tax restructuring charges of $4,002 and $5,293, respectively.  In addition, during the quarter ended September 30, 2008, the Company recorded a $1,646 impairment charge in other income related to the decline in value of its available-for-sale securities. For the six month period ended September 30, 2008, results also reflect a gain on the sale of corporate assets of $4,051 included in other operating income.

Results for the three and six months ended September 30, 2009 include pre-tax restructuring charges of $1,069 and $2,069, respectively. In addition, results for the six months ended September 30, 2009 include a pre-tax impairment charge of $362 in other income related to the decline in value of the Company’s available-for-sale securities.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	September 30,
	2009	2009
Assets
Cash and cash equivalents	$522,709	$623,272
Short-term investments in securities	-	50,000
Available-for-sale securities	24,014	15,978
Accounts receivable, net	143,715	163,431
Inventories	365,003	339,876
Other current assets	77,063	84,319
Total current assets	1,132,504	1,276,876
Long-term investments in securities	199,192	170,115
Long-term available-for-sale securities	16,565	4,591
Property, plant and equipment, net	263,387	260,036
Goodwill and other intangibles	252,849	251,564
Other assets	8,032	9,707

TOTAL ASSETS	$1,872,529	$1,972,889

Liabilities and Stockholders' Equity
Accounts payable	$63,975	$83,454
Income taxes payable and accrued expenses	85,427	79,744
Total current liabilities	149,402	163,198
Other liabilities	53,374	52,532

TOTAL LIABILITIES	202,776	215,730

TOTAL STOCKHOLDERS' EQUITY	1,669,753	1,757,159

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,872,529	$1,972,889

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings
843-946-0691
finance@avxus.com